EXHIBIT 10.1



                                TANDYCRAFTS, INC.


                     Executive Officers Incentive Bonus Plan


     The annual incentive bonus program for executive officers is the principal short-term incentive compensation program of the Corporation. Cash bonuses are paid following the conclusion of the Corporation's fiscal year. These cash bonus awards are based upon the extent to which the Corporation meets or exceeds specified pretax profit thresholds designated by the Compensation Committee of the Board of Directors at the beginning of the Corporation's fiscal year. The Committee establishes a threshold, target and maximum bonus payable for specified levels of pretax profits for each executive officer. The minimum and maximum bonus amount for each executive officer is equal to 50% and 150%, respectively, of the target bonus amount.